Exhibit 10.1

FIRST PLACE BANK

EMPLOYMENT AGREEMENT

This Agreement is made and entered into by and among First Place Bank (the “Bank”), 185 East Market Street, Warren, Ohio 44481 and Paul S. Musgrove (“Executive”).

First Place Financial Corp. (“Holding Company”) is the Holding Company for the Bank. By signing this Agreement, the Holding Company agrees to guarantee the obligations of the Bank.

This Agreement cancels and replaces any prior Employment Agreement or Change in Control Severance Agreement between Executive and the Bank or the Bank’s predecessors.

Executive is currently an employee of the Bank. This Agreement provides for payments to the Executive in the event of termination of the Executive’s employment under conditions set forth below. This Agreement also provides noncompetition, nonsolicitation, and other provisions for protection of the Bank and its business as set forth below.

The parties agree as follows:

1.	Definitions.

A.	“Affiliate” means any entity which the Bank or the Holding Company controls or which is under common control with the Bank or the Holding Company.

B.	“Change in Control” of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act and the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”) (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 25% or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the

Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required regulatory approvals not including the lapse of any statutory waiting periods.

C.	“Competing Business” means any business which is, in whole or in part, directly or indirectly, competitive with any portion of the business of the Bank, Holding Company, or their Affiliates.

D.	“Date of Termination” means the date upon which the Executive’s employment with the Bank ceases as specified in a Notice of Termination pursuant to Section 8 of this Agreement.

E.	“Effective Date” means the date that the last party signs this Agreement as shown on the signature page.

F.	“Involuntary Termination” means the termination of the employment of Executive (i) by either the Holding Company or the Bank or both without the Executive’s express written consent (except as set forth below); or (ii) by the Executive due to any one or more of the following reasons unless consented to in writing by the Executive: (1) a material demotion of the Executive; (2) a material reduction in the number or seniority of personnel reporting to the Executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Executive, other than as a Bank wide reduction in staff; (3) a reduction in the Executive’s salary; (4) a material adverse change in the Executive’s perquisites, benefits, contingent benefits, or vacation, provided, however, that such change will not be considered to be a reason for Involuntary Termination if the change is applicable to all senior executives of the Bank on a nondiscriminatory basis; (5) a material permanent increase in the required hours of work or the workload of the Executive; (6) the failure of the Board of Directors to elect Executive to the position of Corporate Executive Vice President - Chief Financial Officer and Treasurer of the Bank or to an equivalent senior level position, or any action by the Board removing Executive from any such office; (7) relocation of Executive’s principal office if the relocation increases Executive’s one way travel distance to the office by more than fifty (50) miles.

The term “Involuntary Termination” does not include Termination for Cause, termination of employment due to death or permanent disability, or suspension or temporary or permanent prohibition from participation in the conduct of the affairs of the Bank under laws or regulations applicable to the Bank. In the event that Executive intends to claim an Involuntary Termination under Section (F) (ii), he shall make such claim within ninety (90) days after the event giving rise to the claim, and he shall give ninety (90) days written notice in advance of the Termination Date.

G.	“Termination for Cause” and “Terminated for Cause” mean termination of employment because of Executive’s personal dishonesty, incompetence, willful misconduct, conduct damaging the reputation of the Bank or the Holding Company, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, repeated unexcused absence, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), noncompliance with or violation of any final cease-and-desist order, or material breach of any provision of this Agreement. No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank. Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.

2.	Employment and Duties. Executive is employed as Corporate Executive Vice President - Chief Financial Officer and Treasurer of the Bank. As such, Executive shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors may prescribe from time to time. Executive shall also render services to any affiliate or subsidiary of the Bank as requested by the Bank from time to time consistent with his executive position. Executive shall devote substantially all of his business time, attention, skill, and effort to the faithful performance of his duties under this Agreement. Subject to Board approval, Executive may participate in community, professional, and civic organizations and may serve on the boards of directors of, and hold other offices or positions in, companies or organizations which in the judgment of the Board, will not present any conflict of interest with the Bank or materially affect the performance of Executive’s duties with the Bank. Executive may manage personal investments so long as such activities do not interfere materially with performance of his responsibilities under this Agreement.

3.	Term/Extension of Term. The Term of this Agreement shall commence on the Effective Date and shall continue through June 30, 2007, subject to earlier termination as set forth herein. Commencing on July 1, 2006, and continuing annually thereafter, the Board of Directors (“Board”), or its designated committee, may extend the Term for one additional year. The Board or the designated Committee will annually review the Executive’s performance for purposes of determining whether to extend the Term, and the rationale and results of the review will be included in the Board or the Committee minutes. The Board or the Committee will notify the Executive whether the Term is to be extended. If the Board or Committee notifies the Executive that the Term is not extended, the Term will continue through the later of: (i) the then existing expiration date of the Term, or (ii) twelve (12) months following the date of notice of nonextension.

4.	Cash Compensation.

A.	Salary. The Bank shall pay Executive an annual salary in an amount not less than the Base Salary in effect on the Effective Date of this Agreement (“Base Salary”). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or unqualified plan maintained by the Bank. Base Salary shall be payable on the dates and according to the schedule established for payment of salary or wages to all employees of the Bank. Base Salary may be increased (but shall not be decreased) from time to time by the Board or the Committee in accordance with salary guidelines approved by the Board for senior executives.

B.	Bonuses. Executive shall be entitled to participate in an equitable manner with all other executive officers of the Bank in such performance based and discretionary bonuses, if any, as are authorized and declared by the Board for executive officers of the Bank.

C.	Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to executive officers of the Bank provided that Executive accounts for such expenses as required under such policies and procedures.

5.	Benefits.

A.	Benefit Plans. Executive shall be entitled to participate, to the same extent as executive officers of the Bank generally, in such plans, if any, that the Bank may have, or may in its discretion adopt, relating to pension, retirement, thrift, profit sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, short and long term disability, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof. Executive shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Bank’s or the Holding Company’s executive officers are eligible or become eligible to participate.

B.	Fringe Benefits. Executive shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Bank’s executive officers, including but not limited to supplemental retirement, incentive compensation, supplemental medical or life insurance plans, company cars, and club dues.

6.	Vacations. Executive shall be entitled to annual paid vacation in accordance with the policies established by the Board for executive officers.

7.	Termination of Employment.

A.	Involuntary Termination. If the Executive experiences an Involuntary Termination during the Term of this Agreement, the Parties shall settle any and all claims Executive may have under this Agreement as follows:

(1)	Payment. The Bank shall pay Executive, or in the event of his subsequent death, his estate or such person or persons as he may have previously designated in writing, a sum equal to two (2) times Executive’s average annual compensation for the five (5) most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five (5) years. Average annual compensation shall include Base Salary, incentives, commissions, bonuses, and contributions or accruals on behalf of Executive to any 401(k) plan, Employee Stock Ownership Plan, or other retirement plan of the Bank or the Holding Company, paid or to be paid to the Executive in any such year. At the election of the Bank, such payments shall be made in lump sum within thirty (30) days of the Date of Termination or on a monthly basis in equal installments during the twenty-four (24) months following the Date of Termination. In the event that the Bank is not in compliance with its minimum capital requirements, or if such payments pursuant to this subsection would cause the Bank’s capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or its successor is in capital compliance.

(2)	Life and Medical Insurance. For twenty-four (24) months following the Date of Termination, the Bank shall maintain life and medical insurance coverage substantially equivalent to the coverage maintained by the Bank or Holding Company for Executive prior to his Involuntary Termination, except to the extent such coverage may be changed in its application to all Bank or Holding Company employees on a nondiscriminatory basis.

B.	Change in Control. In the event that the Executive experiences an Involuntary Termination within twenty-four (24) months following a Change in Control, the amount set forth above in Section 7.A.(1) shall be paid to Executive in lump sum within thirty (30) days following the Date of Termination; and the Bank shall continue life and medical insurance coverage in accordance with Section 7.A.(2) above.

C.	Change in Control Payment Limitations. Notwithstanding the preceding, in no event shall the aggregate payments or benefits to be made or afforded to Executive constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986 as amended or any successor thereto, and in order to avoid such result, termination benefits will be reduced, if necessary, to an amount (the “Non-triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “Base Amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the termination benefits provided by the preceding paragraphs shall be determined by Executive.

D.	Termination for Cause. In the event of Termination for Cause, the Bank shall have no further obligation to the Executive under this Agreement after the Date of Termination. During the period beginning on the date of the Notice of Termination for Cause through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company, or any subsidiary or affiliate thereof, vest. At the date of Termination for Cause, such stock options and related limited rights and any unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

E.	Voluntary Termination. The Executive may terminate his employment voluntarily (“Voluntary Termination”) at any time by a notice pursuant to Section 8 of this Agreement. In the event that the Executive voluntarily terminates his employment (other than by reason of any of the actions that constitute Involuntary Termination as defined in Section 1.F. above), the Bank shall be obligated to the Executive for the amount of his salary, earned bonus, earned incentive, and benefits only through the Date of Termination, payable at the time such payments are normally due, and the Bank shall have no further obligation to the Executive under this Agreement.

F.	Death. In the event of the death of the Executive while employed under this Agreement and prior to any termination of employment, the Bank shall pay to the Executive’s estate, or such person(s) as the Executive may have previously designated in writing, (i) the salary which was not previously paid to the Executive through the last day of the calendar month in which Executive’s death occurred, and (ii) the amounts of any benefits or awards which, pursuant to the terms of any applicable plan or plans, were earned with respect to the fiscal year in which the Executive died and which the Executive would have been entitled to receive if he had continued to be employed, and the amount of any bonus or incentive compensation for such fiscal year which the Executive would have been entitled to receive if he had continued to be employed, pro-rated in accordance with the portion of the fiscal year prior to his death, provided that such amounts shall be payable when and as ordinarily payable under the applicable plans.

G.	Permanent Disability. For purposes of this Agreement, the term “permanently disabled” means that the Executive has a mental or physical infirmity which permanently impairs his ability to perform substantially his duties and responsibilities under this Agreement and which results in eligibility of the Executive under the long-term disability plan of the Bank. The Bank may terminate the employment of the Executive upon determining that the Executive is permanently disabled.

H.	Regulatory Provisions.

(1)	The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

(2)	If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C.

§1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while the contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(3)	If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(4)	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(5)	All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee), or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(6)	Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k), 12 C.F.R. Part 359 and 12 C.F.R. § 545.121 and any rules and regulations promulgated thereunder.

8.	Notice of Termination.

A.	Any termination of the employment by the Bank or by the Executive shall be communicated by a Notice of Termination to the other party. “Notice of Termination” shall mean a written notice which: (i) states the Date of Termination, (ii) states the specific termination provision in this Agreement relied upon and, (iii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

B.	“Date of Termination” shall mean the date specified in the Notice of Termination which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given.

9.	Noncompetition.

A.	While employed. During Executive’s employment with the Bank, Executive will not directly or indirectly engage or participate, as an employee, owner, partner, shareholder, officer, director, member, advisor, consultant, agent, or otherwise in any Competing Business, and will not permit his name to be used by, or render services of any type for any person or entity developing a Competing Business; except that Executive may make passive investments in the capital stock of a publicly held Competing Business of up to one percent (1%) ownership interest in such Competing Business.

B.	No Longer Employed. For a period of one (1) year following the Date of Termination upon Voluntary Termination, Termination for Cause, or Involuntary Termination described in Section 1.F. above, Executive will not compete with the Bank in any city, town, or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the Date of Termination, except as otherwise agreed pursuant to a resolution adopted by the Board. During such period and within said cities, towns, and counties, Executive will not work for or advise, consult, or otherwise serve with, directly or indirectly, any entity or individual whose business materially competes with the depository, lending, or other business activities of the Bank. Notwithstanding the foregoing, the noncompetition provisions of this Section 9.B. do not apply in the event of a Voluntary Termination, Termination for Cause, or Involuntary Termination within twenty-four (24) months following a Change in Control.

C.	Nonextension of Term. If the Board or its designated committee elects not to extend the Term as set forth in Section 3 above, the noncompetition provisions in this Section 9 shall terminate on the later of the expiration of the Term or the Date of Termination.

10.	Nonsolicitation/Nonhire. During Executive’s employment with the Bank and continuing for two (2) years following the date Executive ceases to be an employee of the Bank or the Holding Company, Executive will not directly or indirectly: (i) solicit, induce, or cause any employee, agent, consultant, independent contractor, representative, or associate of the Bank or its Affiliates to terminate his, her, or its relationship with the Bank or Affiliate or leave the employment of the Bank or Affiliate and/or become employed directly or indirectly by Executive or by any Competing Business or any other person or entity who or which competes directly or indirectly with any portion of the business of the Bank or the Affiliate (“employed” includes without limitation service directly or indirectly as an owner, manager, operator, employee, independent contractor, agent, shareholder, or consultant); (ii) hire any employee of the Bank or its Affiliates, which employee (a) was an employee of the Bank or the Affiliate on the Date of Termination of Executive’s employment or (b) became an employee of the Bank or the Affiliate in the two- (2) year period following termination of Executive’s employment.

11.	Confidential Information. Executive has and will have access to and knowledge of trade secrets and confidential business information of the Bank, Holding Company, their affiliates, and their customers (“Confidential Information”). At all times during and after his employment with the Bank, Executive will keep Confidential Information in strict confidence, and will not at any time, directly or indirectly, disclose Confidential Information to any other entity or individual and will not use such information for any purpose other than performance of Executive’s duties with the Bank. Confidential Information means and includes all information disclosed to or known by Executive as a consequence of or through his employment with the Bank, which (i) has not been made generally available to the public, and is useful or of value to the current or the anticipated business of bank and Affiliates; or (ii) has been identified to Executive as confidential either orally or in writing. Confidential Information includes, without limitation, products and product information; software and programs; marketing or organizational research and development; business plans; sales forecasts; identities, competence, abilities, and compensation of employees of the Bank and the Affiliates; pricing, costs, and financial information; current and prospective customer and supplier lists and information about customers, suppliers, and their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of equipment or property. Confidential Information does not include information which is in or hereafter enters the public domain through no fault of Executive or is disclosed by a third party having the legal right to use and disclose the information. If Executive is required by legal process to disclose any Confidential Information, he will provide the Bank with prompt written notice of such request or requirement so that the Bank may seek a protective order or other appropriate remedy or waive compliance with this paragraph.

12.	Intellectual Property.

A.	“Intellectual Property” shall mean all discoveries, inventions, improvements, computer programs, formulas, ideas, devices, writings or other Intellectual Property (including any notes, records, reports, sketches, plans, memoranda, and other tangible information relating to such Intellectual Property), whether or not subject to protection under the patent or copyright laws, which Executive shall conceive solely or jointly with others, in the course of or within the scope of employment, or which relate directly to the business or products of the Bank or its affiliates or their actual or anticipated development, or which are conceived or created using the Bank’s or its Affiliates’ materials or facilities, whether during or after working hours.

B.	All Intellectual Property developed by Executive during employment by the Bank shall be the sole and exclusive property of the Bank without further compensation. Any Intellectual Property based upon Confidential Information and developed at any time during or following the employment term shall be the property of the Bank. Executive agrees to promptly notify the Bank of and fully disclose to the Bank all Intellectual Property. Executive’s development of Intellectual Property occurring within one (1) year following termination of his employment and related to the business of the Bank or any of its Affiliates’ business, products, or research shall be presumed to be the property of the Bank. Executive shall take such steps as are deemed necessary to maintain complete and current records thereof.

C.	Executive shall assign (without additional compensation) to the Bank or its designees the entire right, title, and interest in such Intellectual Property. Executive shall, at the Bank’s request and expense, make applications for patents, execute all documents necessary thereto, assist in securing, defending, or enforcing any such title and right, and assist in any other claims or litigation concerning the Bank or its affiliates.

13.	Litigation Assistance. Following any termination of Executive’s employment, Executive shall continue to be obligated, upon reasonable notice, to furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party. All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 13.

14.	Remedies, Specific Performance. Executive agrees that any violation of this Agreement would be highly injurious to the Bank and would cause irreparable harm to the Bank. Executive consents and agrees that if he violates any provisions of this Agreement, the Bank shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any continuing violation of, the provisions of this Agreement.

Executive recognizes and agrees that the territorial, time, and scope limitations set forth in this Agreement are reasonable and are properly required for the protection of the Bank; and in the event that any such territorial, time, or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Bank and Executive agree to the reduction of any or all of said territorial, time, or scope limitations to such an area, period, or scope as such court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provisions shall be deemed severed.

15.	Source of Payments. All payments provided in this Agreement shall be timely paid in cash or by check or wire transfer from the general funds of the Bank. The Holding Company unconditionally guarantees payment and provision of all amounts and benefits due to Executive under this Agreement and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

16.	Effect on Prior Agreements. This Agreement contains the entire understanding between the parties and supersedes, cancels, and replaces any prior employment agreement or Change in Control Severance Agreement between the Bank or any predecessor of the Bank and Executive. This Agreement does not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.

17.	No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt effect any such action shall be null and void.

18.	Successors. This Agreement shall be binding upon and inure to the benefit of, the parties and their respective successors and permitted assigns.

19.	Assignment. Executive may not assign or delegate any of his rights or obligations under this Agreement without the written consent of the Bank. The Bank may assign its rights under this Agreement to any successor.

20.	Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No written waiver shall be deemed to be a continuing waiver unless specifically so stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for any subsequent act.

21.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the remaining provisions.

22.	Headings. The headings of sections and paragraphs in this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

23.	Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Ohio except to the extent that such laws are superseded by federal law.

24.	Arbitration. Subject to the Bank’s right to apply to any court of competent jurisdiction for specific performance and/or injunctive relief as set forth in Section 14 above, any dispute arising under this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be held in Trumbull County, Ohio.

25.	Indemnification. The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Bank (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements. Any payments made to Executive pursuant to this Section are subject to and conditioned upon compliance with 12 U.S.C. §1828(k), 12 C.F.R. Part 359 and 12 C.F.R. §545.121 and any rules or regulations promulgated thereunder.

26.	Successor To The Bank. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business, assets, or stock of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

Witness:	FIRST PLACE BANK

/s/ Craig Carr	/s/ Steven R. Lewis
Steven R. Lewis
President and Chief Executive Officer

Date Signed: 8/30/05

Witness:	EXECUTIVE

/s/ Craig Carr	/s/ Paul S. Musgrove
Paul S. Musgrove

Date Signed: 8/31/05

Witness:	FIRST PLACE FINANCIAL CORP. (Guarantor)

/s/ Craig Carr	/s/ Steven R. Lewis
Steven R. Lewis
President and Chief Executive Officer

Date Signed: 8/30/05